Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement of Great Western Land & Recreation, Inc. on Form S-8 pertaining to the Great Western Land & Recreation, Inc. Stock Option Plan of our report dated December 22, 2005, on the consolidated balance sheet of Great Western Land & Recreation, Inc. as of September 30, 2005, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended, that is incorporated by reference in this Registration Statement, filed with the Securities and Exchange Commission.

/s/ EPSTEIN, WEBER & CONOVER, P.L.C.

Scottsdale, Arizona
January 20, 2006